EXHIBIT 11


CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES

COMPUTATION OF PER SHARE EARNINGS
(In Thousands, Except Per Share Data)

____________________________________________________________________________
                                                    Three Months to March 31
                                                    ________________________
                                                         1997         1996
____________________________________________________________________________
EARNINGS PER SHARE OF COMMON STOCK,
  as Shown on the Consolidated Statement of Income

  Net income......................................     $171,491     $180,800
                                                       ________     ________

  Average common shares outstanding...............       94,947       94,028
                                                       ________     ________

    Earnings per share of common stock............     $   1.81     $   1.92
                                                       ========     ========


PRIMARY EARNINGS PER SHARE (Note)

  Net income......................................     $171,491     $180,800
                                                       ________     ________

  Average common shares outstanding...............       94,947       94,028
  Incremental shares resulting from
    assumed exercise of stock options.............        1,004          241
                                                       ________     ________
  Average common shares, as adjusted..............       95,951       94,269
                                                       ________     ________

    Primary earnings per share....................     $   1.79     $   1.92
                                                       ========     ========


FULLY DILUTED EARNINGS PER SHARE

  Net income......................................     $171,491     $180,800
  Interest on 7 1/4% Convertible Subordinated
    Debentures, net of tax effect.................        3,014        2,924
                                                       ________     ________
  Net income, as adjusted.........................      174,505      183,724
                                                       ________     ________

  Average common shares outstanding...............       94,947       94,028
  Incremental shares resulting from
    assumed exercise of stock options.............        1,004          241
  Shares issuable from assumed conversion of
    7 1/4% Convertible Subordinated Debentures....        4,559        4,559
                                                       ________     ________
  Average common shares, as adjusted..............      100,510       98,828
                                                       ________     ________

    Fully diluted earnings per share..............     $   1.74     $   1.86
                                                       ========     ========
____________________________________________________________________________
Note:  This calculation is submitted in accordance with Regulation S-K
       Item 601(b)(11) although not required by footnote 2 to paragraph
       14 of APB Opinion No. 15 because it results in dilution of less than 3%.